Exhibit 99.1

Investor Relations: Geoffrey M. Boyd Chief Financial Officer 612-436-6486 Media Inquiries: Jon Secrest Vice President, Marketing 612-436-6049

For Immediate Release

Eschelon Telecom, Inc. Completes Acquisition of Oregon-Based UNICOM

Minneapolis, MN – May 1, 2007 (NASDAQ: ESCH): Eschelon Telecom, Inc., a provider of integrated communications services to small and medium sized businesses in the western United States, announced that it has completed its acquisition of United Communications, Inc. (d.b.a. UNICOM), a privately-held competitive services provider headquartered in Bend, Oregon.  The transaction completed on May 1, 2007, the target date established when the acquisition was announced.

UNICOM has approximately $19 million in annual revenue and sells local, long distance, Internet access services and business telephone systems throughout Oregon and parts of Washington.  The company currently has approximately 28,000 equivalent access lines.  Eschelon expects to create significant synergies by integrating UNICOM with the company’s existing operations taking UNICOM from a normalized EBITDA level of approximately $1.6 million to a post-synergy EBITDA level of approximately $4.5 million. Eschelon paid approximately $13.9 million in cash to acquire UNICOM.

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 46 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,400 telecommunications/Internet professionals, serves over 60,000 business customers and has approximately 600,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada, Montana and California.  For more information, please visit our web site at www.eschelon.com.

About United Communications, Inc.

Founded in 1985, United Communications, Inc., dba UNICOM, provides local and long distance telecommunication services, high-speed Internet, business telephone systems and integrated voice and data networks to business and residential customers in Oregon and

Washington. The company is headquartered in Bend, Oregon.  For more information, visit www.uci.net.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.